UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
On May 15, 2026, Embecta Corp. (“Embecta”) completed its previously announced acquisition (the “Transaction”) of Owen Mumford Holdings Limited (“Owen Mumford”), pursuant to the terms of the Agreement for the Sale and Purchase (“the Agreement”), dated as of March 19, 2026. Owen Mumford is a privately held, UK-based innovator and manufacturer of medical devices and drug-delivery technologies. The Transaction was unanimously approved by the Embecta Board of Directors. The consideration transferred and transferable related to the Transaction is comprised of (i) an upfront cash payment of £126.0 million ($166.1 million) at closing, including £26.0 million ($34.3 million) of closing net cash (subject to customary adjustments, including for working capital), and (ii) up to an additional £50.0 million ($65.9 million) in performance-based earn-out payments based on net sales of the Aidaptus® next-generation auto-injector platform in the three-year period following the closing, for a total transaction value of up to £176.0 million ($232.0 million). The earn-out consideration is contingent on and will be based on actual net sales of the Aidaptus® products for the relevant earn-out periods, with the earn-out commencement date being July 1, 2026.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The unaudited pro forma condensed combined balance sheet as of March 31, 2026 and the unaudited pro forma condensed combined statements of operations for the fiscal year ended September 30, 2025 and the six months ended March 31, 2026, are presented herein. The unaudited pro forma condensed combined balance sheet combines the unaudited condensed consolidated balance sheets of Embecta and Owen Mumford as of March 31, 2026 and gives effect to the Transaction as if it occurred on March 31, 2026. The unaudited pro forma condensed combined statements of operations combine the historical results of Embecta and Owen Mumford for the fiscal year ended September 30, 2025 and the six months ended March 31, 2026 and give effect to the Transaction as if it occurred on October 1, 2024.
The historical financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to the following adjustments:
•Adjustments to reconcile Owen Mumford's historical financial statements prepared in accordance with United Kingdom Generally Accepted Accounting Practice ("UK GAAP"), including Financial Reporting Standard 102 ("FRS 102"), to U.S. Generally Accepted Accounting Principles ("US GAAP") and conversion from Pounds Sterling ("GBP") to U.S. dollars ("USD");
•Addressing accounting policy differences and classification and presentation of certain financial information;
•Application of transaction accounting adjustments and the acquisition method of accounting in connection with the Transaction; and
•Adjustments for incremental financing of the Transaction.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments made by management that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.

Management of Embecta performed a preliminary review of Owen Mumford's accounting policies and adjustments are detailed within Note 2. Embecta management will continue to perform a detailed review of Owen Mumford's accounting policies following the closing of the Transaction in an effort to determine if differences in accounting policies require further adjustment or reclassification of Owen Mumford's results of operations or assets or liabilities to conform to Embecta's accounting policies and classification. As a result, Embecta may subsequently identify additional differences in the accounting policies which could differ materially from the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized upon completion of the Acquisition on the dates set forth above, nor is it indicative of future results or the financial position of the combined company. The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the Acquisition. The pro forma adjustments, which Embecta believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information should be read in conjunction with:
●The accompanying notes to the unaudited pro forma condensed combined financial information;
●The historical audited consolidated financial statements of Embecta as of and for the fiscal year ended September 30, 2025 and the related notes, included in Embecta’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025, filed with the SEC on November 25, 2025;
●The historical unaudited condensed consolidated financial statements of Embecta as of and for the six months ended March 31, 2026 and the related notes, included in Embecta’s Quarterly Report on Form 10-Q for the period ended March 31, 2026, filed with the SEC on May 5, 2026; and
●The historical audited consolidated financial statements of Owen Mumford as of and for the fiscal year ended September 30, 2025 and the related notes, included in Exhibit 99.1 to this Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2026
($ in millions)

	Embecta As of March 31, 2026 (U.S. GAAP)	Owen Mumford Reclassified As of March 31, 2026 (UK GAAP) (Note 2)	Owen Mumford U.S. GAAP Adjustments (Note 3)	Note	Owen Mumford (U.S. GAAP)		Transaction Accounting Adjustments – Acquisition (Note 5)	Note	Transaction Accounting Adjustments – Financing (Note 7)	Note	Pro Forma Combined
Assets
Current Assets
Cash and equivalents	$184.9	$38.7	$—		$38.7		$(172.0)	5a	$180.0	7a	$231.6
Restricted cash	8.5	—	—		—		—		—		8.5
Trade receivables, net (net of allowance for doubtful accounts of $2.2 million and $1.8 million as of March 31, 2026 and September 30, 2025, respectively)	147.1	19.2	—		19.2		—		—		166.3
Inventories	192.6	26.4	—		26.4		7.5	5b	—		226.5
Prepaid expenses and other	75.0	—	—		—		—		—		75.0
Total Current Assets	$608.1	$84.3	$—		$84.3	$	$(164.5)		$180.0		$707.9
Property, Plant and Equipment, Net	237.5	70.5	(2.9)	3a	67.6		19.5	5g	—		324.6
Goodwill and Intangible Assets	21.9	—	—		—		66.3	5c, 5d	—		88.2
Deferred Income Taxes and Other Assets	161.8	—	—		—		—		—		161.8
Total Assets	$1,029.3	$154.8	$(2.9)		$151.9		$(78.7)		$180.0		$1,282.5

Liabilities and Equity
Current Liabilities
Accounts payable	$79.7	$12.2	$—		$12.2		$—		$—		$91.9
Accrued expenses	113.8	0.5	—		0.5		6.1	4	—		120.4
Salaries, wages and related items	34.6	2.1	—		2.1		—		—		36.7
Current debt obligations	9.5	—	—		—		—		180.0	7b	189.5
Current finance lease liabilities	3.5	—	—		—		—		—		3.5
Income taxes	6.2	—	—		—		—		—		6.2
Total Current Liabilities	$247.3	$14.8	$—		$14.8		$6.1		$180.0		$448.2
Deferred Income Taxes and Other Liabilities	63.4	5.3	(0.7)	3a	4.6		53.6	4, 5e	—		121.6
Long-Term Debt	1,316.9	—	—		—		—		—		1,316.9
Non Current Finance Lease Liabilities	27.8	—	—		—		—		—		27.8
Total Liabilities	$1,655.4	$20.1	$(0.7)		$19.4		$59.7		$180.0		$1,914.5

Embecta Corp. Equity

Common stock, $0.01 par value Authorized - 250,000,000 Issued and outstanding - 59,327,677 as of March 31, 2026 and 58,496,113 as of September 30, 2025	0.6	—	—		—	—		—	0.6
Additional paid-in capital	88.0	—	—		—	—		—	88.0
Accumulated deficit	(424.7)	134.7	(2.2)	3a	132.5	(138.4)	5f	—	(430.6)
Accumulated other comprehensive loss	(290.0)	—	—		—	—		—	(290.0)
Total Equity	$(626.1)	$134.7	$(2.2)		$132.5	$(138.4)		$—	$(632.0)
Total Liabilities and Equity	$1,029.3	$154.8	$(2.9)		$151.9	$(78.7)		$180.0	$1,282.5
See the accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For The Six Months Ended March 31, 2026
($ in millions, except per share data)

	Embecta Six months ended March 31, 2026 (U.S. GAAP)	Owen Mumford Reclassified Six months ended March 31, 2026 (UK GAAP) (Note 2)	Owen Mumford U.S. GAAP Adjustments (Note 3)	Note	Owen Mumford (U.S. GAAP)	Transaction Accounting Adjustments – Acquisition (Note 6)	Note	Transaction Accounting Adjustments – Financing (Note 7)	Note	Pro Forma Combined
Revenues	$483.0	$43.5	$—		$43.5	$—		$—		$526.5
Cost of products sold	193.5	22.1	—		22.1	1.2	6a	—		216.8
Gross Profit	289.5	21.4	—		21.4	(1.2)		—		309.7

Operating expenses:
Selling and administrative expense	153.8	23.8	—		23.8	0.1	6b	—		177.7
Research and development expense	10.0	0.3	—		0.3	—		—		10.3
Other operating expenses	7.4	0.1	—		0.1	0.2	6c	—		7.7
Total Operating Expenses	171.2	24.2	—		24.2	0.3		—		195.7

Operating Income	118.3	(2.8)	—		(2.8)	(1.5)		—		114.0
Interest expense, net	(46.7)	0.3	—		0.3	—		(5.7)	7c	(52.1)
Other income (expense), net	(3.2)	(0.3)	—		(0.3)	—		—		(3.5)
Income Before Income Taxes	68.4	(2.8)	—		(2.8)	(1.5)		(5.7)		58.4
Income tax provision (benefit)	28.4	(0.9)	—		(0.9)	(0.3)	6d	(1.3)	7d	25.9
Net Income	$40.0	$(1.9)	$—		$(1.9)	$(1.2)		$(4.4)		$32.5

Net Income per common share:
Basic	$0.68									$0.56
Diluted	$0.67									$0.55
See the accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Year Ended September 30, 2025
($ in millions, except per share data)

	Embecta Year Ended September 30, 2025 (U.S. GAAP)	Owen Mumford Reclassified Year Ended September 30, 2025 (UK GAAP) (Note 2)	Owen Mumford U.S. GAAP Adjustments (Note 3)	Note	Owen Mumford (U.S. GAAP)	Transaction Accounting Adjustments – Acquisition (Note 6)	Note	Transaction Accounting Adjustments – Financing (Note 7)	Note	Pro Forma Combined
Revenues	$1,080.4	$92.1	$—		$92.1	$—		$—		$1,172.5
Cost of products sold	403.6	46.2	—		46.2	9.4	6a	—		459.2
Gross Profit	676.8	45.9	—		45.9	(9.4)		—		713.3

Operating expenses:
Selling and administrative expense	332.0	45.8	—		45.8	6.1	6b	—		383.9
Research and development expense	37.3	1.3	—		1.3	—		—		38.6
Impairment expense	—	0.5	—		0.5	—		—		0.5
Other operating expenses	65.4	(2.8)	—		(2.8)	1.9	6c	—		64.5
Total Operating Expenses	434.7	44.8	—		44.8	8.0		—		487.5

Operating Income	242.1	1.1	—		1.1	(17.4)		—		225.8
Interest expense, net	(107.3)	0.8	—		0.8	—		(11.5)	7c	(118.0)
Other income (expense), net	1.5	0.7	—		0.7	—		—		2.2
Income Before Income Taxes	136.3	2.6	—		2.6	(17.4)		(11.5)		110.0
Income tax provision (benefit)	40.9	0.3	—		0.3	(4.2)	6d	(2.7)	7d	34.3
Net Income	$95.4	$2.3	$—		$2.3	$(13.2)		$(8.8)		$75.7

Net Income per common share:
Basic	$1.64									$1.30
Diluted	$1.62									$1.28
See the accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
($ in millions, except per share data)
Note 1 - Basis of Presentation
The unaudited pro forma condensed combined financial statements and related notes are prepared in accordance with Article 11 of Regulation S-X and present the historical financial information of Embecta and Owen Mumford and the pro forma effects of the Transaction and certain transaction accounting adjustments described herein. The historical financial information of Embecta has been prepared in accordance with U.S. GAAP and presented in millions of USD. Owen Mumford's historical financial information has been prepared in accordance with UK GAAP (FRS 102), as issued by the Financial Reporting Council of the United Kingdom, presented in GBP and translated to USD for condensed combined pro forma financial information purposes. As such, certain UK GAAP to U.S. GAAP adjustments are included in the unaudited pro forma condensed combined financial information as discussed in Note 3 below.
The business combination of Owen Mumford has been accounted for using the acquisition method of accounting as per the provisions of Accounting Standard Codification (“ASC”) 805 - Business Combinations (“ASC 805”), using the fair value concepts defined in ASC Topic 820 – Fair Value Measurement ("ASC 820") and based on the historical consolidated financial statements of Embecta and the historical consolidated financial statements of Owen Mumford. Under ASC 805, all assets acquired and liabilities assumed in a business combination are generally recognized and measured at their assumed acquisition date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of preliminary purchase price over the fair value of assets acquired and liabilities assumed has been recorded as goodwill.
The pro forma adjustments represent management's best estimates and are based upon available information and certain assumptions that the management of Embecta believes are reasonable under the circumstances. The unaudited condensed combined pro forma financial statements are not necessarily indicative of what the combined company's financial position or results of operations would have been had the Transaction been completed on the dates indicated.
In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Embecta and Owen Mumford during the periods presented in the unaudited pro forma condensed combined financial statements.
Note 2 - Embecta and Owen Mumford Reclassification Adjustments
The financial statements of Owen Mumford were prepared in accordance with UK GAAP (FRS 102) and reported in Pounds Sterling (GBP).

During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Owen Mumford’s financial information to identify differences in accounting policies as compared to those of Embecta and differences in financial statement presentation as compared to the presentation of Embecta. With the information currently available, Embecta has determined there are certain accounting policy differences which have been adjusted for in the unaudited pro forma condensed combined financial information described in the note below. In addition, certain adjustments have been made to conform Owen Mumford’s historical financial statements under UK GAAP to U.S. GAAP, as outlined in Note 3. Management of the combined company is currently in the process of conducting a more detailed review of accounting policies and reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

For purposes of preparing the unaudited pro forma condensed combined financial information, the historical financial information of Owen Mumford was translated from GBP to USD using the following historical exchange rates as posted by the Federal Reserve:

$ / £
Balance sheet and related adjustments as of March 31, 2026: period end exchange rate as of March 31, 2026	1.318
Statement of income and related adjustments for the year ended September 30, 2025: average exchange rate for that period	1.306
Statement of income and related adjustments for the six months ended March 31, 2026: average exchange rate for that period	1.339

Refer to the table below for a preliminary reconciliation of the unaudited consolidated balance sheet as of March 31, 2026 of Owen Mumford from historical presentation to Embecta’s presentation, translated into U.S. Dollars. The amounts included in the table below may differ slightly from the historical financial statements of Owen Mumford due to rounding.

Embecta Historical Consolidated Balance Sheet Line Items	Owen Mumford Historical Consolidated Balance Sheet Line Items	Owen Mumford As of March 31, 2026 (GBP)	Owen Mumford As of March 31, 2026 (USD)	Reclassification (USD)	Note	Owen Mumford Reclassified As of March 31, 2026 (USD)
Cash and equivalents	Cash at bank and in hand	29.4	38.7	—		38.7
Restricted cash		—	—	—		—
Trade receivables, net	Debtors	15.0	19.8	(0.6)	c	19.2
Inventories	Stock	20.0	26.4	—		26.4
Prepaid expenses and other		—	—	—		—
Property, Plant and Equipment, Net	Tangible assets	53.5	70.5	—		70.5
Goodwill and Intangible Assets	Intangible assets	—	—	—		—
Deferred Income Taxes and Other Assets	Investments	—	—	—		—
Accounts payable	Creditors: amounts falling due within one year	11.7	15.4	(3.2)	a, b, c	12.2
Accrued expenses		—	—	0.5	a	0.5
Salaries, wages and related items		—	—	2.1	b	2.1
Current finance lease liabilities		—	—	—		—
Income taxes		—	—	—		—
Deferred Income Taxes and Other Liabilities	Provision for liabilities and charges	4.0	5.3	—		5.3
Long-Term Debt		—	—	—		—
Non Current Finance Lease Liabilities		—	—	—		—
Common stock	Called up share capital	—	—	—		—
Additional paid-in capital	Capital redemption reserve	—	—	—		—
Accumulated deficit	Profit and loss account	102.2	134.7	—		134.7
Accumulated other comprehensive loss		—	—	—		—
a)Reclassification of $0.5 million related to accruals and sundry creditors to 'Accrued expenses' to conform with Embecta's presentation.
b)Reclassification of $2.1 million related to payroll and other taxes and unpaid directors' remuneration to 'Salaries, wages and related items' to conform with Embecta's presentation.
c)Reclassification of $0.6 million related to rebates out of ‘Accounts payable’ and into ‘Trade receivables, net’ in a contra-asset position to align with Embecta policy.

Refer to the table below for a preliminary reconciliation of the unaudited Condensed Consolidated Statement of Comprehensive Income for the six months ended March 31, 2026 of Owen Mumford from UK GAAP to U.S. GAAP, using Embecta’s accounting policies, and translated into U.S. Dollars. The amounts included in the table below may differ slightly from historical financial statements of Owen Mumford due to rounding.

Embecta Historical Consolidated Statement of Income Line Items	Owen Mumford Historical Consolidated Statement of Income Line Items	Owen Mumford Six months ended March 31, 2026 (GBP)	Owen Mumford Six months ended March 31, 2026 (USD)	Reclassification (USD)	Note	Owen Mumford Reclassified Six months ended March 31, 2026 (USD)
Revenues	Turnover	31.9	42.7	0.8	d	43.5
Cost of products sold	Cost of sales	16.5	22.1	—		22.1
Selling and administrative expense	Distribution costs	0.9	1.2	—		23.8
	Administrative expenses	17.4	23.3	(0.7)	a, c	—
Research and development expense		—	—	0.3	a	0.3
Other operating expenses	Other operating income	(0.7)	(0.9)	1.0	b, d, e	0.1
	(Profit)/loss on sale of fixed assets	0.1	0.1	(0.1)	b	—
Interest expense, net	Interest receivable and similar income	0.2	0.3	—		0.3
	Less: Interest payable	—	—	—		—
Other income (expense), net		—	—	(0.3)	c, e	(0.3)
Income tax provision (benefit)	Tax on profit/(loss) on ordinary activities	(0.7)	(0.9)	—		(0.9)
a)Reclassification of $0.3 million of research and development costs out of ‘Selling and administrative expense’ and into 'Research and development expense' to conform with Embecta's presentation.
b)Reclassification to combine $0.1 million of profit on sale of fixed assets into 'Other operating expenses' to conform with Embecta's presentation.
c)Reclassification of $(0.4) million exchange gains/losses on transactions out of ‘Selling and administrative expense’ and into ‘Other income (expense), net’, to conform with Embecta's presentation.
d)Reclassification of $0.8 million of royalty income out of ‘Other operating income’ and into ‘Revenue’ to conform with Embecta's presentation.
e)Reclassification of $0.1 million of rental income out of ‘Other operating income’ and into ‘Other income (expense), net’ to conform with Embecta's presentation.

Refer to the table below for a preliminary reconciliation of the audited Consolidated Statement of Comprehensive Income for the fiscal year ended September 30, 2025 of Owen Mumford from UK GAAP to U.S. GAAP, using Embecta’s accounting policies, and translated into U.S. Dollars. The amounts included in the table below may differ slightly from the historical financial statements of Owen Mumford due to rounding.

Embecta Historical Consolidated Statement of Income Line Items	Owen Mumford Historical Consolidated Statement of Income Line Items	Owen Mumford Year ended September 30, 2025 (GBP)	Owen Mumford Year ended September 30, 2025 (USD)	Reclassification (USD)	Note	Owen Mumford Reclassified Year ended September 30, 2025 (USD)
Revenues	Turnover	68.6	89.6	2.5	d	92.1
Cost of products sold	Cost of sales	35.4	46.2	—		46.2
Selling and administrative expense	Distribution costs	2.8	3.7	—		45.8
	Administrative expenses	33.3	43.5	(1.4)	b, c, f	—
Research and development expense		—	—	1.3	b	1.3
Impairment expense		—	—	0.5	f	0.5
Other operating expenses	Other operating income	(2.1)	(2.7)	(0.1)	a, d, e	(2.8)
	(Profit)/loss on sale of fixed assets	(2.1)	(2.8)	2.8	a	—
Interest expense, net	Interest receivable and similar income	0.6	0.8	—		0.8
	Less: Interest payable	—	—	—		—
Other income (expense), net		—	—	0.7	c, e	0.7
Income tax provision (benefit)	Tax on profit/(loss) on ordinary activities	0.2	0.3	—		0.3
a)Reclassification to combine $2.8 million of profit on sale of fixed assets into 'Other operating expenses' to conform with Embecta's presentation.
b)Reclassification of $1.3 million of research and development costs out of the ‘Administrative expenses’ and into 'Research and development expense' to conform with Embecta's presentation.
c)Reclassification of $0.4 million exchange gains/losses on transactions out of ‘Administrative expenses’ and into ‘Other income (expense), net’, to conform with Embecta's presentation.
d)Reclassification of $2.5 million of royalty income out of ‘Other operating income’ and into ‘Revenues’ to conform with Embecta's presentation.
e)Reclassification of $0.3 million of rental income out of ‘Other operating income’ and into ‘Other income (expense), net’ to conform with Embecta's presentation.
f)Reclassification of $0.5 million of impairment expense out of ‘Administrative expenses’ and into ‘Impairment expense’ to conform with Embecta’s presentation.

Note 3 - UK GAAP to U.S. GAAP Adjustments
Owen Mumford’s historical consolidated balance sheet as of March 31, 2026 and statements of comprehensive income for the year ended September 30, 2025 and the six months ended March 31, 2026, have been prepared in conformity with UK GAAP, including Financial Reporting Standard 102 ("FRS 102"), which differs in certain respects from U.S. GAAP. Management performed a preliminary review of Owen Mumford’s accounting policies and identified adjustments listed below. Adjustments were initially calculated in GBP and translated based on the exchange rates detailed in Note 2. Any differences between adjustments impacting the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of income are due to foreign exchange rates.
a)Reflects the adjustment for certain investment property which has historically been recorded at fair value. Under ASC 360 Topic - Long-lived Assets (“ASC 360”), investment property is recorded at its historical cost less accumulated depreciation. The adjustment reverses the historical fair value step-up recorded under FRS 102. There is no material impact to the pro forma condensed combined statements of income.

(in millions)	Amount
Revaluation uplift recognized under UK GAAP	$(2.4)
Cumulative depreciation catch-up on investment property	(0.5)
Pro forma net adjustment to property, plant and equipment	$(2.9)
Under FRS 102 Owen Mumford recognized a deferred tax liability related to the revaluation of the investment property. As noted above the investment property will be recorded at historical cost, less accumulated depreciation, and thus the adjustment of $0.7 million to Deferred Income Taxes and Other Liabilities reflects the reversal of the deferred tax liability recognized under FRS 102 as well as the recognition of a deferred tax position under US GAAP due to the difference between the book versus tax basis of the investment property.
Note 4 - Preliminary Purchase Price Allocation
Estimated Aggregate Transaction Consideration
The following table summarizes the preliminary estimated aggregate transaction consideration for Owen Mumford:

(in millions)	Amount
Base Consideration in GBP (i)	£100.0
Completion Net Cash in GBP (ii)	26.0
Foreign exchange rate (iii)	1.318
Preliminary cash consideration in USD	$166.1
Fair Value Contingent Consideration in GBP (Earn-out consideration) (iv)	28.3
Foreign exchange rate (iii)	1.318
Contingent Consideration in USD	$37.3
Total preliminary aggregate Transaction consideration in USD	$203.4

i)The cash component of the preliminary estimated aggregate Transaction consideration.
ii)Estimated net cash provided of the preliminary estimated aggregate Transaction consideration.
iii)Federal Reserve spot rate as of March 31, 2026.
iv)The acquisition date provisional fair value of the estimated future payment to Owen Mumford based on the Aidaptus® contingent consideration. As part of the acquisition of Owen Mumford, Embecta may make additional cash payments to the sellers based on the actual net sales of the Aidaptus® products during each of the three earn-out periods beginning July 1, 2026. The fair value of the contingent consideration was estimated using a Monte Carlo simulation model that incorporated Embecta’s projected actual net sales and other valuation assumptions to estimate the probability-weighted expected payments. The contractual undiscounted payments under the earn-out arrangement range from £0, if no earn-out criteria are achieved, to a maximum of £50.0 million if the contractual performance conditions are fully satisfied.

Preliminary Aggregate Transaction Consideration Allocation
Embecta's purchase price allocation for the Transaction is preliminary and subject to revision as additional information about the fair value of the assets to be acquired and liabilities to be assumed becomes available. In general, due to the nature of certain assets acquired and liabilities assumed, Embecta has determined that the carrying value of these assets and liabilities as of March 31, 2026 approximates their fair value. Embecta has engaged a third-party valuation company to assist it in completing the valuation of certain other assets to be acquired and liabilities to be assumed. Accordingly, the unaudited pro forma condensed combined financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material.
Embecta will continue to refine its identification and valuation of assets to be acquired and liabilities to be assumed as further information becomes available. The final determination of the purchase price allocation will be completed as soon as practicable but no later than one year beyond the closing date of the Transaction and will be based on the fair values of the assets acquired and liabilities assumed as of the closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial information.
The following table sets forth a preliminary allocation of the estimated purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed of Owen Mumford based on Owen Mumford's unaudited interim consolidated balance sheet as of March 31, 2026, with the excess recorded as goodwill (in millions):

(in millions)	Amount
Preliminary aggregate Transaction consideration	$203.4
Assets:
Cash and equivalents	$38.7
Trade receivables, net	19.2
Inventories (i)	33.9
Property, Plant and Equipment, Net (iii)	87.1
Intangible Assets (ii)	40.5
Total assets acquired	219.4
Liabilities:
Accounts payable	12.2
Accrued expenses	6.6
Salaries, wages and related items	2.1
Deferred Income Taxes and Other Liabilities (iv)	20.9
Total liabilities assumed	41.8
Net assets acquired	$177.6
Goodwill	25.8

i)The unaudited pro forma condensed combined balance sheet has been adjusted to record Owen Mumford’s inventories at a preliminary fair value of approximately $33.9 million, an increase of $7.5 million from the carrying value. The unaudited pro forma condensed combined statement of income for the year ended September 30, 2025 has been adjusted to recognize additional cost of products sold related to the increased basis. The additional costs are not anticipated to affect the condensed consolidated statement of income beyond twelve months after the Transaction date.
ii)The unaudited pro forma condensed combined balance sheet has been adjusted to record Owen Mumford’s intangible assets at a preliminary fair value of approximately $40.5 million. The preliminary fair value of the acquired intangible assets was determined using an income approach, and more specifically, the multi-period excess earnings methodology as well as a cost / lost profits method. The valuation of intangible assets is preliminary and is subject to measurement period adjustments. Embecta is still in process of allocating fair value to the identifiable intangible asset components. Embecta expects to complete this process no later than twelve months after the closing of the Transaction. Preliminary useful lives for definite lived intangibles range from 12 to 13 years.
iii)The unaudited pro forma condensed combined balance sheet has been adjusted to record Owen Mumford’s property, plant and equipment (consisting of an investment property, other land and buildings, plant, machinery and equipment, and motor vehicles) at a preliminary fair value of approximately $87.1 million. The preliminary fair value of the property, plant, and equipment was determined using the direct cost approach and trended cost method. The valuation of property, plant, and equipment is preliminary and is subject to measurement period adjustments. Embecta is still in process of allocating fair value to the property, plant, and equipment asset components. Embecta expects to complete this process no later than twelve months after the closing of this Transaction. The unaudited pro forma condensed combined statement of income has been adjusted to recognize additional depreciation expense related to the increased basis under cost of products sold. The additional depreciation expense is computed with the assumption that the various categories of assets will be depreciated over a range of useful lives from 3-36 years, on a straight-line basis.
iv)Deferred tax liabilities were derived based on incremental differences in the book and tax basis created from the preliminary purchase allocation. A blended statutory tax rate of 25% was used in establishing the deferred tax liability based on jurisdictions where these assets and liabilities reside.

Note 5 - Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
Adjustments included in the Transaction Accounting Adjustments - Acquisition column in the accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2026 are as follows:
a) Reflects adjustment to cash and equivalents:

(in millions)	Amount
Pro forma transaction accounting adjustments:
Preliminary cash consideration	$(166.1)
Estimated buyer transaction costs (i)	(5.9)
Net pro forma accounting adjustment to cash and equivalents	$(172.0)
i)These costs consist of legal advisory, financial advisory, accounting and consulting costs of Embecta estimated to be incurred subsequent to March 31, 2026. See Note 6b for further information surrounding acquisition-related transaction costs.
b) Reflects the preliminary purchase accounting adjustment for inventories based on the acquisition method of accounting.

(in millions)	Amount
Pro forma transaction accounting adjustments:
Preliminary fair value of acquired inventories	$33.9
Less: Owen Mumford inventory carrying value	(26.4)
Net pro forma transaction accounting adjustment to inventories	$7.5
Represents the adjustment of acquired inventories to their preliminary estimated fair value. The step up in inventories to fair value will increase cost of products sold as the inventories are sold, which for purposes of these pro forma financial statements is assumed to occur within the first year after the closing of the Transaction. These costs are non-recurring in nature and not anticipated to affect the condensed consolidated statement of income beyond twelve months after the closing of the Transaction.
c) Reflects the adjustments to Intangible assets for the preliminary fair value of the acquired intangibles of $40.5 million. Refer to Note 4 above for further detail.
d) Reflects the preliminary purchase accounting adjustment for goodwill based on the acquisition method of accounting of $25.8 million. Refer to Note 4 above for further detail on the purchase price allocation and impact to goodwill.
e) Represents the adjustment to the deferred tax liability of $16.3 million associated with the incremental differences in the book and tax basis created from the preliminary purchase allocation, primarily resulting from the preliminary fair value of intangible assets. These adjustments were based on the applicable statutory tax rate with the respective estimated purchase price allocation. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-Transaction activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Transaction. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities. Refer to note 4, section iv, of the preliminary estimated aggregate Transaction consideration table for further detail on the contingent consideration liability.
f) Represents the elimination of the Owen Mumford historical equity of $132.5 million and the adjustment to equity for the estimated Embecta transaction costs of $5.9 million (consisting of financial advisory, legal advisory, accounting and consulting costs).

g) Reflects the preliminary purchase accounting adjustment for property, plant and equipment based on the acquisition method of accounting.

(in millions)	Amount
Pro forma transaction accounting adjustments:
Preliminary fair value of acquired property, plant & equipment	$87.1
Less: Owen Mumford property, plant and equipment carrying value	(67.6)
Net pro forma transaction accounting adjustments to property, plant & equipment	$19.5
Note 6 - Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income
Adjustments included in the Transaction Accounting Adjustments - Acquisition column in the accompanying unaudited pro forma condensed combined statements of income for the six months ended March 31, 2026 and fiscal year ended September 30, 2025 are as follows:
a) Reflects the adjustments to cost of products sold, including the estimated fair value of inventories recognized through cost of products sold during the first year after the Transaction, the amortization of the estimated fair value of intangible assets and the incremental depreciation expense from the fair value adjustment to property, plant and equipment.

(in millions)	For the Six Months Ended March 31, 2026	For the Year Ended September 30, 2025
Pro forma transaction accounting adjustments:
Inventory step-up flowing through cost of products sold (i)	—	7.5
Preliminary amortization expense related to fair value adjustments for intangible assets (ii)	0.4	0.8
Property, plant and equipment depreciation step-up (iii)	0.8	1.1
Net pro forma transaction accounting adjustment to cost of products sold	$1.2	$9.4
i)These costs are non-recurring in nature and not anticipated to affect the condensed consolidated statement of income beyond twelve months after the closing of the Transaction.
ii)A sensitivity analysis on amortization expense for the year ended September 30, 2025 and the six months ended March 31, 2026 has been performed to assess the effect of a one year change in the estimated useful life for intangible assets. A one year change on the $10.9 million fair value of the definite lived intangible assets would increase or decrease the amortization expense by about $0.1 million for the fiscal year ended September 30, 2025 and an immaterial impact for the six months ended March 31, 2026.
iii)A sensitivity analysis on depreciation expense for the year ended September 30, 2025 and the six months ended March 31, 2026 has been performed to assess the effect of a one year change in the estimated useful life for property, plant and equipment. A one year change on the $73.4 million fair value of the depreciable property plant and equipment would increase or decrease the depreciation expense by about $0.7 million for the fiscal year ended September 30, 2025 and $0.4 million for the six months ended March 31, 2026.
b) Reflects the adjustments to selling and administrative expense including the amortization of the estimated fair value of intangible assets and the estimated transaction costs expensed.

(in millions)	For the Six Months Ended March 31, 2026	For the Year Ended September 30, 2025
Pro forma transaction accounting adjustments:
Preliminary amortization expense related to fair value adjustments for intangible assets (ii)	0.1	0.2
Expected transaction expenses (i)	—	5.9
Net pro forma transaction accounting adjustment to selling and administrative expense	$0.1	$6.1

i)Represents additional transaction costs to be incurred by Embecta subsequent to March 31, 2026. Total acquisition-related transaction costs incurred by Embecta are $11.5 million, of which $5.6 million had been incurred as of March 31, 2026, and $5.9 million were incurred subsequently. Pursuant to business combination accounting guidance, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Acquisition-related transaction costs include advisory, legal and banking fees. These costs will not affect Embecta’s Condensed Consolidated Statement of Income beyond twelve months after the closing of the Transaction.
ii)A sensitivity analysis on amortization expense for the year ended September 30, 2025 and the six months ended March 31, 2026 has been performed to assess the effect of a one year change in the estimated useful life for intangible assets. A one year change on the $2.8 million fair value of the intangible asset would have an immaterial impact for the fiscal year ended September 30, 2025 and the six months ended March 31, 2026.
c) Reflects the adjustment to other operating expenses related to retention bonuses of approximately $0.2 million for the six months ended March 31, 2026 and $1.9 million for the year ended September 30, 2025.
d) Reflects the income tax impact of the transaction accounting adjustments, utilizing the blended statutory income tax rate of approximately 24% for the six months ended March 31, 2026 and the year ended September 30, 2025. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities. The tax adjustments do not include expected tax benefits from basis acquired.
Note 7 - Pro Forma Adjustments - Financing
Adjustments included in the Transaction Accounting Adjustments – Financing column in the accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2026 are as follows:
a) Reflects the $180.0 million adjustment to cash and equivalents due to the proceeds from the draw down under Embecta’s revolving credit facility. Per the terms of Embecta’s revolving credit agreement, no incremental debt issuance fees were incurred as part of the draw down.
b) Reflects the $180.0 million adjustment to current debt obligations, due to the financing transactions in conjunction with the Transaction.

Adjustments included in the Transaction Accounting Adjustments – Financing column in the accompanying unaudited pro forma condensed combined statement of income for the six months ended March 31, 2026 and fiscal year ended September 30, 2025 are as follows:

c) Reflects incremental interest expense related to the draw down under Embecta’s revolving credit facility of $5.7 million and $11.5 million for the six months ended March 31, 2026 and the year ended September 30, 2025, respectively, including an offset by a reduction of the unused fees of $0.2 million and $0.5 million over the undrawn capital under the revolving credit facility for the six months ended March 31, 2026 and the year ended September 30, 2025.
The new interest expense on transaction financing adjustments included in the unaudited pro forma condensed combined statement of income reflect the interest expense associated with draw down of the pre-existing revolving credit facility. Interest was recognized for the revolving credit facility using SOFR plus an applicable margin specified in the credit agreement, plus a credit spread adjustment, subject to a 0.25% commitment fee per annum on the unused portion of credit. The corresponding reduction in commitment fees on the unused portion of the revolving credit facility has been reflected as an offset to interest expense.
A sensitivity analysis on interest expense for the year ended September 30, 2025 and the six months ended March 31, 2026 has been performed to assess the effect of a 12.5 basis point change of the hypothetical interest on the debt financing. A 1/8 of a percent change in the interest rate of the $180.0 million revolving credit facility drawdown would increase or decrease the interest expense by about $0.2 million for the fiscal year ended September 30, 2025 and $0.1 million for the six months ended March 31, 2026.
d) To record the income tax impact of the pro forma adjustments utilizing the statutory income tax rate of approximately 24%.